EXHIBIT 99.2

           Central Jersey Bancorp Declares Five Percent Stock Dividend
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LONG BRANCH, NEW JERSEY, April 27, 2006, (NASDAQ Capital Market: CJBK) - The
Board of Directors of Central Jersey Bancorp, the parent corporation of Central Jersey Bank, N.A., recently declared a stock distribution equal to five percent (5%) of the authorized and outstanding shares of Common Stock payable on July 1, 2006 to shareholders of record on June 15, 2006.

In declaring this distribution, the Board of Directors wishes to recognize and reward the loyalty and confidence that each of its shareholders has placed in the organization. With the strong support from its ownership, Central Jersey Bancorp has been able to strategically expand its franchise and experience market success.

Central Jersey Bancorp is the parent company and sole shareholder of Central Jersey Bank, N.A. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through fourteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Capital Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at www.cjbna.com.

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., the availability of working capital, the cost of personnel, and the competitive market in which Central Jersey Bank, N.A. competes.

Contacts:

         James S. Vaccaro, President and CEO; 732-571-1300
         Robert S. Vuono, Sr. EVP & COO; 732-292-1600
         Anthony Giordano, III, EVP and CFO; 732-923-1115